SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 --------------


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                           Hudson Highland Group, Inc.
                           ---------------------------
                                (Name of Issuer)



                         Common Stock, $0.001 par value
                         ------------------------------
                         (Title of Class of Securities)



                                    443792106
                                    ---------
                                 (CUSIP Number)

                                  April 1, 2003
                -------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|  Rule 13d-1(b)
      |X|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)


                               Page 1 of 16 Pages

                                  SCHEDULE 13G

CUSIP No. 443792106                                          Page 2 of 16 Pages
-------------------------------------------------------------------------------

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Scoggin Capital Management, L.P. II
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                              (b) |X|
-------------------------------------------------------------------------------
3)  SEC USE ONLY


-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
-------------------------------------------------------------------------------
       NUMBER                   5)  SOLE VOTING POWER
       OF
       SHARES                       345,000
       BENEFICIALLY           -------------------------------------------------
       OWNED BY                 6)  SHARED VOTING POWER
       EACH
       REPORTING                    0
       PERSON                 -------------------------------------------------
       WITH                     7)  SOLE DISPOSITIVE POWER

                                    345,000
                              -------------------------------------------------
                                8)  SHARED DISPOSITIVE POWER

                                    0
-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    345,000
-------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |-|
-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    4.0%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    PN
-------------------------------------------------------------------------------

CUSIP No. 443792106                                          Page 3 of 16 Pages
-------------------------------------------------------------------------------

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Scoggin International Fund, Ltd.
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) |_|
                                                                 (b) |X|
-------------------------------------------------------------------------------
3)  SEC USE ONLY


-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Commonwealth of the Bahamas
-------------------------------------------------------------------------------
       NUMBER                   5)  SOLE VOTING POWER
       OF
       SHARES                       345,000
       BENEFICIALLY           -------------------------------------------------
       OWNED BY                 6)  SHARED VOTING POWER
       EACH
       REPORTING                    0
       PERSON                 -------------------------------------------------
       WITH                     7)  SOLE DISPOSITIVE POWER

                                    345,000
                              -------------------------------------------------
                                8)  SHARED DISPOSITIVE POWER

                                    0
-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    345,000
-------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |-|
-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    4.0%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    CO
-------------------------------------------------------------------------------

CUSIP No. 443792106                                          Page 4 of 16 Pages
-------------------------------------------------------------------------------

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Scoggin, LLC
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                              (b) |X|
-------------------------------------------------------------------------------
3)  SEC USE ONLY


-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    New York
-------------------------------------------------------------------------------
       NUMBER                        5)  SOLE VOTING POWER
       OF
       SHARES                            345,000
       BENEFICIALLY                --------------------------------------------
       OWNED BY                      6)  SHARED VOTING POWER
       EACH
       REPORTING                         100,000
       PERSON                      --------------------------------------------
       WITH                          7)  SOLE DISPOSITIVE POWER

                                         345,000
                                   --------------------------------------------
                                     8)  SHARED DISPOSITIVE POWER

                                         100,000
-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    445,000
-------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |-|
-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.2%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    OO
-------------------------------------------------------------------------------

CUSIP No. 443792106                                          Page 5 of 16 Pages
-------------------------------------------------------------------------------

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Craig Effron
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) |_|
                                                                 (b) |X|
-------------------------------------------------------------------------------
3)  SEC USE ONLY


-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
-------------------------------------------------------------------------------
       NUMBER                        5)   SOLE VOTING POWER
       OF
       SHARES                             20,000
       BENEFICIALLY                 -------------------------------------------
       OWNED BY                      6)   SHARED VOTING POWER
       EACH
       REPORTING                          790,000
       PERSON                       -------------------------------------------
       WITH                          7)   SOLE DISPOSITIVE POWER

                                          20,000
                                    -------------------------------------------
                                     8)   SHARED DISPOSITIVE POWER

                                          790,000
-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    810,000
-------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |-|
-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    9.5%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    IN
-------------------------------------------------------------------------------

CUSIP No. 443792106                                          Page 6 of 16 Pages
-------------------------------------------------------------------------------

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Curtis Schenker
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) |_|
                                                                 (b) |X|
-------------------------------------------------------------------------------
3)  SEC USE ONLY


-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
-------------------------------------------------------------------------------
       NUMBER                        5)  SOLE VOTING POWER
       OF
       SHARES                            20,000
       BENEFICIALLY                --------------------------------------------
       OWNED BY                      6)  SHARED VOTING POWER
       EACH
       REPORTING                         790,000
       PERSON                      --------------------------------------------
       WITH                          7)  SOLE DISPOSITIVE POWER

                                         20,000
                                   --------------------------------------------
                                     8)  SHARED DISPOSITIVE POWER

                                         790,000
-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    810,000
-------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |-|
-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    9.5%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    IN
-------------------------------------------------------------------------------

CUSIP No. 443792106                                          Page 7 of 16 Pages
-------------------------------------------------------------------------------

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Alex Schmelzer
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) |_|
                                                                 (b) |X|
-------------------------------------------------------------------------------
3)  SEC USE ONLY


-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
-------------------------------------------------------------------------------
       NUMBER                      5)   SOLE VOTING POWER
       OF
       SHARES                           1,500
       BENEFICIALLY               ---------------------------------------------
       OWNED BY                    6)   SHARED VOTING POWER
       EACH
       REPORTING                        0
       PERSON                     ---------------------------------------------
       WITH                        7)   SOLE DISPOSITIVE POWER

                                        1,500
                                  ---------------------------------------------
                                   8)   SHARED DISPOSITIVE POWER

                                        0
-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,500
-------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |-|
-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    IN
-------------------------------------------------------------------------------

                                  Schedule 13G

Item 1(a).  Name of Issuer:

Hudson Highland Group, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

622 Third Avenue
New York,  New York  10017

Item 2(a).  Name of Persons Filing:

(i) Scoggin Capital Management, L.P. II
(ii) Scoggin International Fund, Ltd.
(iii) Scoggin, LLC
(iv) Craig Effron
(v) Curtis Schenker
(vi) Alex Schmelzer


(collectively, the "Reporting Persons" and each a "Reporting Person")

Item 2(b).  Address of Principal Business Office or, if None, Residence:

Each of the Reporting Persons has a business address at 660 Madison Avenue, New York, NY 10021.

Item 2(c).  Citizenship or Place of Organization:

(i)   Scoggin Capital Management, L.P. II
      Delaware

(ii)  Scoggin International Fund, Ltd.
      Commonwealth of the Bahamas

(iii) Scoggin, LLC
      New York

(iv)  Craig Effron
      USA

(v)   Curtis Schenker
      USA

(vi)  Alex Schmelzer
      USA

Item 2(d).  Title of Class of Securities:

Common Stock, $0.001 par value per share

Item 2(e).  CUSIP Number: 443792106

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)   |_|  Broker or Dealer Registered Under Section 15 of the Act
                       (15 U.S.C. 78o)

            (b)   |_|  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                       78c)

            (c)   |_|  Insurance Company as defined in section 3(a)(19) of the
                       Act (15 U.S.C. 78c)

            (d)   |_|  Investment Company registered under section 8 of the
                       Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)   |_|  Investment Adviser in accordance with ss.
                       240.13d-1(b)(1)(ii)(E)

            (f)   |_|  Employee benefit plan or endowment fund in accordance
                       with ss. 240.13d-1(b)(1)(ii)(F)

            (g)   |_|  Parent Holding Company or control person in accordance
                       with ss.240.13d-1(b)(ii)(G)

            (h)   |_|  Savings Association as defined in ss.3(b) of the Federal
                       Deposit Insurance Act (12 U.S.C. 1813)

            (i)   |_|  Church plan that is excluded from the definition of an
                       investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   |_|  Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4.     Ownership.

(i) Scoggin Capital Management, L.P. II(1)

            (a) Amount beneficially owned: 345,000

            (b) Percent of class: 4.0%(2)

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: 345,000

                  (ii)  Shared power to vote or to direct the vote: 0

------------------------
1 The general partner of Scoggin Capital Management, L.P. II is S&E Partners, L.P., a limited partnership organized under the laws of Delaware. Scoggin, Inc., a corporation organized under the laws of Delaware, is the sole general partner of S&E Partners, L.P. Craig Effron and Curtis Schenker are the stockholders of Scoggin, Inc.

2 Percentages are based on 8,523,812 shares outstanding, as set forth on the Issuer's Form 10, filed with the Securities and Exchange Commission on March 14, 2003.

                  (iii) Sole power to dispose or to direct the disposition of:
                        345,000

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0

(ii) Scoggin International Fund, Ltd.(3)

            (a) Amount beneficially owned: 345,000

            (b) Percent of class: 4.0%

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: 345,000

                  (ii)  Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of:
                        345,000

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0

(iii) Scoggin, LLC(4)

            (a) Amount beneficially owned: 445,000

            (b) Percent of class: 5.2%

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: 345,000

                  (ii)  Shared power to vote or to direct the vote: 100,000

                  (iii) Sole power to dispose or to direct the disposition of:
                        345,000

                  (iv)  Shared power to dispose or to direct the disposition of:
                        100,000

(iv)  Craig Effron

            (a) Amount beneficially owned: 810,000

            (b) Percent of class: 9.5%


---------------------
3 The investment advisor of Scoggin International Fund, Ltd. is Scoggin, LLC. Craig Effron and Curtis Schenker are the managing members of Scoggin, LLC.

4 Scoggin, LLC is the investment advisor of Scoggin International Fund, Ltd. and the investment manager for certain discretionary managed accounts. Craig Effron and Curtis Schenker are the managing members of Scoggin, LLC.

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 20,000

                  (ii)  Shared power to vote or to direct the vote: 790,000

                  (iii) Sole power to dispose or to direct the disposition of:
                        20,000

                  (iv)  Shared power to dispose or to direct the disposition of:
                        790,000

(v)   Curtis Schenker

            (a) Amount beneficially owned: 810,000

            (b) Percent of class: 9.5%

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 20,000

                  (ii)  Shared power to vote or to direct the vote: 790,000

                  (iii) Sole power to dispose or to direct the disposition of:
                        20,000

                  (iv)  Shared power to dispose or to direct the disposition of:
                        790,000

(vi) Alex Schmelzer(5)

            (a) Amount beneficially owned: 1,500

            (b) Percent of class: 0%

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 1,500

                  (ii)  Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of:
                        1,500

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0

Item 5.     Ownership of Five Percent or Less of a Class.

Not applicable


----------------------
5 Alex Schmelzer performs analytic and advisory services for Scoggin Capital Management, L.P. II.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

A person other than such Reporting Person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities with respect to the 100,000 shares held in certain discretionary managed accounts to which Scoggin, LLC is the investment manager

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable

Item 8.     Identification and Classification of Members of the Group.

Not applicable

Item 9.     Notice of Dissolution of Group.

Not applicable

Item 10.    Certification.

            By signing below the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


                                     Scoggin Capital Management, L.P. II
                                     By: S&E Partners, L.P., its General Partner
                                     By: Scoggin, Inc., its General Partner

                                     By: /s/ Curtis Schenker
                                        -----------------------------------
                                        Curtis Schenker, its Chief Executive
                                        Officer


Dated as of April 10, 2003

                                     Scoggin International Fund, Ltd.
                                     By: Scoggin, LLC, its Investment Advisor

                                     By: /s/ Curtis Schenker
                                        ----------------------------------
                                        Curtis Schenker, its Managing Member


Dated as of April 10, 2003

                                     Scoggin, LLC
                                     By: /s/ Curtis Schenker
                                        ----------------------------------
                                        Curtis Schenker, its Managing Member
Dated as of April 10, 2003



                                     By: /s/ Craig Effron
                                        ---------------------------------
                                        Craig Effron


Dated as of April 10, 2003

                                     By: /s/ Curtis Schenker
                                        ---------------------------------
                                        Curtis Schenker


Dated as of April 10, 2003

                                     By: /s/ Alex Schmelzer
                                        --------------------------------
                                        Alex Schmelzer


Dated as of April 10, 2003

                                                                       Exhibit A

                            Agreement of Joint Filing


            Pursuant to 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to join in the filing on behalf of each of them of a Statement on Schedule 13G and any and all amendments thereto, and that this Agreement be included as an Exhibit to such filing.

            This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

            IN WITNESS WHEREOF, the undersigned have executed this Agreement.

                                     Scoggin Capital Management, L.P. II
                                     By: S&E Partners, L.P., its General Partner
                                     By: Scoggin, Inc., its General Partner
                                     By: /s/ Curtis Schenker
                                        -------------------------------------
                                        Curtis Schenker, its Chief
                                        Executive Officer


Dated as of April 10, 2003

                                     Scoggin International Fund, Ltd.
                                     By: Scoggin, LLC, its Investment Advisor
                                     By: /s/ Curtis Schenker
                                        -------------------------------------
                                        Curtis Schenker, its Managing Member


Dated as of April 10, 2003


                                     Scoggin, LLC
                                     By: /s/ Curtis Schenker
                                        -------------------------------------
                                        Curtis Schenker, its Managing Member


Dated as of April 10, 2003

                                     By: /s/ Craig Effron
                                        -------------------------------------
                                        Craig Effron


Dated as of April 10, 2003

                                     By: /s/ Curtis Schenker
                                        -------------------------------------
                                        Curtis Schenker


Dated as of April 10, 2003


                                     By: /s/ Alex Schmelzer
                                        -------------------------------------
                                        Alex Schmelzer


Dated as of April 10, 2003